UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ASA Gold and Precious Metals Limited

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April 3, 2024

Contact: Axel Merk

Chief Operating Officer

(650) 376-3135 or (800) 432-3378

info@asaltd.com

For Immediate Release:

ASA Gold and Precious Metals Limited Announces Increase
To Semi-Annual Distribution and
Additional Voluntary Fee Waiver by its Adviser

Portland, Maine, April 3, 2024 – ASA Gold and Precious Metals Limited (the “Company”) (NYSE: ASA) announced today that it has declared a distribution of $0.02 per common share of the Company payable on May 16, 2024 to shareholders of record of the Company’s common shares as of the close of business on May 6, 2024. This distribution represents a $0.01 per common share increase in the Company’s distribution, doubling the rate per share that has been paid on a semi-annual basis since November 2018. The Company has paid periodic distributions on an uninterrupted basis since 1959.

In addition, the Company announced that Merk Investments LLC (“Merk”), the investment adviser for the Company, has voluntarily agreed to waive a portion of its advisory fee, equal to an annual rate of 0.05% of the Company’s managed net assets exceeding $100 million and less than $300 million, effective for the period April 1, 2024 through March 31, 2025. Merk is making this voluntary waiver in recognition of the extraordinary expenses being borne by the Company as a result of a proxy contest initiated by Saba Capital Management, L.P. (“Saba Capital”) to replace the Company’s Board of Directors, as initially disclosed by Saba Capital in its 13D filing of December 5, 2023, and subsequent public filings.

This voluntary waiver is separate from, and in addition to, Merk’s ongoing waiver arrangement. Since December 1, 2020, Merk has continued to waive a portion of its advisory fee equal to an annual rate of 0.05% of the Company’s managed net assets exceeding $300 million, and an additional 0.10% of the Company’s managed net assets exceeding $500 million.

The Company is a non-diversified, closed-end fund that seeks long-term capital appreciation primarily through investing in companies engaged in the exploration for, development of projects in, or mining of precious metals and minerals.

It is a fundamental policy of the Company that at least 80% of its total assets must be (i) invested in common shares or securities convertible into common shares of companies engaged, directly or indirectly, in the exploration, mining or processing of gold, silver, platinum, diamonds or other precious minerals, (ii) held as bullion or other direct forms of gold, silver, platinum or other precious minerals, (iii) invested in instruments representing interests in gold, silver, platinum or other precious minerals such as certificates of deposit therefor, and/or (iv) invested in securities of investment companies, including exchange traded funds, or other securities that seek to replicate the price movement of gold, silver or platinum bullion.

The Company employs bottom-up fundamental analysis and relies on detailed primary research including meetings with company executives, site visits to key operating assets, and proprietary financial analysis in making its investment decisions.

Investors are encouraged to visit the Company’s website for additional information, including historical and current share prices, news releases, financial statements, tax and supplemental information. The site may be found at www.asaltd.com, or you may contact the Company directly at (800) 432-3378.

Investment advisory services for the Company are provided by Merk Investments LLC (Merk), an SEC registered investment adviser. Merk provides investment advice on liquid global markets, including domestic and international equities, fixed income, commodities and currencies and their respective derivative markets.

Certain Tax Information

The Company is a “passive foreign investment company” for United States federal income tax purposes. As a result, United States shareholders holding shares in taxable accounts are encouraged to consult their tax advisors regarding the tax consequences of their investment in the Company’s common shares.